AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

This Amendment (the “Amendment”) is entered into as of July 18, 2023 (the “Effective Date”), by and among Transamerica Life Insurance Company (formerly Transamerica Advisors Life Insurance Company) (the “Insurer”), on its own behalf and on behalf of each separate account of the Insurer as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), Federated Hermes Insurance Series (the “Investment Company”), and Federated Securities Corp. (the “Distributor”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Insurer entered into a participation agreement with the Investment Company and the Distributor dated July 21, 2011 (the “Participation Agreement”);

WHEREAS, pursuant to the Participation Agreement among the Parties, the Insurer invests in shares of certain of the portfolios of the Investment Company (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Insurer (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Insurer, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Insurer intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver shareholder reports to Contract Owners, including hosting the website of certain fund material required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act [“Rule 498A”]) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Insurer intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Insurer intends to host said website; and

WHEREAS, the Insurer cannot host such website in compliance with Rules 30e-3 and 498A unless the Investment Company prepares and provides the Fund Documents. The Fund Documents shall be available on Investment Company’s website.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Insurer, the Investment Company, and the Distributor hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a)	Fund Documents. The Investment Company (and Distributor) is (are) responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios;

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (referred to in Rule 30e- 3 as the “Current” and “Prior” Report to Shareholders, together the “Shareholder Reports”);

(v)	Portfolio Holdings for Most Recent First and Third Fiscal Quarters “Portfolio Holdings”.

(b)	Deadline for Providing, and Current-ness of, Fund Documents.

(i)

The Investment Company and the Distributor shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios on the Investment Company’s website on a timely basis to facilitate Insurer’s required website posting, and provide updated versions as necessary on the Investment Company’s website, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts; and

(ii)	The Investment Company and the Distributor shall provide the Shareholder Reports and Portfolio Holdings on the Investment Company’s website on a timely basis.

(c)

Format of Fund Documents. The Investment Company and the Distributor shall provide the Fund Documents on the Investment Company’s website in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	Are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraphs (b)(3) of Rule 30e-3);

(ii)

Permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading of such a document and the section of the document referenced in that section heading; and

(iii)	Permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials.

(d)

Website Hosting. The Insurer shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Investment Company and Distributor fulfill their obligations under this Amendment. The Insurer may engage a third party to host and maintain the website as specified above. Current Fund Documents will be made available to the Insurer on the Investment Company’s website.

(e)	Use of Summary Prospectuses.

(i)

The Insurer shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii)	A Summary Prospectus may be available for the Portfolios on the Investment Company’s website.

(f)

Notice Fee (Expense Allocation). The Distributor (and/or the Investment Company) shall bear the costs of posting, maintaining and managing the Fund Documents on the website hosted by the Investment Company and the costs of preparing and mailing notice of the availability of the Fund’s Reports to Contract Owners (the notices required by paragraph (c) of Rule 30e-3).

(i)

Review and Renegotiation. From time to time, the Parties shall review the Notice Fee to determine whether it reasonably approximates the Insurer’s incurred and anticipated costs (both ‘soft’ internal costs and ‘hard’ external costs) of mailing notice of the availability of the Fund’s Reports to Contract Owners, pursuant to paragraph (c) of Rule 30e-3. The Parties agree to negotiate in good faith any change to the Notice Fee proposed by a Party.

2.

Content of Fund Documents. The Investment Company and the Distributor shall be responsible for the content and substance of the Fund Documents as provided on the Investment Company’s website. The Investment Company shall be responsible for the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Investment Company and the Distributor shall be responsible for ensuring that the Fund Documents as provided on the Investment Company’s website:

(a)	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b)

Do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Fund Documents for Paper Delivery. The Investment Company and the Distributor shall:

(a)

At their expense, as the Insurer may reasonably request from time to time, provide the Insurer with sufficient paper copies of the then current Fund Documents, so that the Insurer may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Insurer requests shall be fulfilled reasonably promptly.

(b)

Alternatively, if requested by the Insurer in lieu thereof, the Investment Company or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents) to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Investment Company.

4.

Portfolio Expense and Performance Data. The Investment Company shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Insurer shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Investment Company shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Insurer’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Insurer), but, with respects to items (a) and (b) below, in no event later than 75 calendar days after the close of each

Portfolio’s fiscal year, and, with respect to item (c) below, in no event later than 45 calendar days after the close of each Portfolio’s fiscal year:

(a)

The gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6). Such gross “annual Portfolio Company Expenses” shall be provided to Insurer;

(b)

The net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, (ii) Instruction 4 to Item 17 of Form N-4, (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and

(c)

The “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

Notwithstanding the foregoing, and for the avoidance of doubt, should Investment Company need additional time to provide the above data, Investment Company shall promptly notify Insurer and shall provide as soon as administratively feasible.

5.	Construction of this Amendment; Participation Agreement.

(a)

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30-3 under the 1940 Act and the Insurer’s compliance with Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)

To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights, and obligations of the Parties under and pursuant to this Amendment.

6.	Termination. This Amendment shall terminate upon the earlier of:

(a)	Termination of the Participation Agreement; or

(b)	60 days written notice from any Party to the other Parties.

7.

Indemnification. The Investment Company and the Distributor specifically agree to indemnify and hold harmless the Insurer (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs, and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Insurer (or its officers, directors, and employees) as a result of any failure or alleged failure by the Investment Company or Distributor to fulfill their other duties and responsibilities under this Amendment or for any other breach of this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

8.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

9.	Joint and Several Liability. The responsibilities, obligations, duties, and liabilities of the Investment Company and Distributor under this Amendment shall be joint and several.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Insurer:

TRANSAMERICA LIFE INSURANCE COMPANY

By: /s/ Liza Tyler

Name: Liza Tyler

Title: Vice President

The Investment Company:	The Distributor:

FEDERATED HERMES INSURANCE	FEDERATED SECURITIES CORP.
SERIES

By: /s/ John B. Fisher	By: /s/ Paul A. Uhlman
Name: John B. Fisher	Name: Paul A. Uhlman
Title: President	Title: President